Alico Announces Appointment of JD Alexander as Chief Executive Officer and President
Board Accepts Resignation of Steven Smith

La Belle, FL, -- February 23, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today that Steven M. Smith, the President and Principal Executive Officer of Alico, has submitted his resignation as President and Principal Executive Officer which was accepted today at a specially called meeting of Alico’s Board of Directors.

The Board elected Mr. JD Alexander as President and Chief Executive Officer of Alico to replace Mr. Smith.  Mr. Alexander also serves as the President and Chief Executive Officer of Alico’s controlling shareholder, Atlantic Blue Group, Inc., a position which he intends to retain. He served as a director of Alico, Inc. in 2004 and 2005 and has served on the Alico Board since January 2008 to the present.  He also serves as the Board’s Vice Chairman and the Chairman of its Executive Committee.  Mr. Alexander has served as a Florida State Senator from 2002 to the present and previously served as a Florida State Representative from 1998 to 2002.

“The Board believes that JD Alexander and his team will help enhance the culture of Alico and provide a more efficient financial environment going forward,” said Ramon Rodriguez, Chairman of Alico’s Audit Committee. Mr. Rodriguez also noted that Mr. Alexander intended to serve without additional compensation from Alico, other than expense reimbursements and normal compensation as a director, for a period of at least 4 months. Upon the expiration of this period, terms of compensation going forward will be decided by the independent directors of the Compensation Committee of Alico’s Board.  Further, Mr. Rodriguez said, “We appreciate JD’s willingness to advance Alico, and believe that this change will benefit Alico and its employees.”

Mr. Alexander stated, “I am confident that, along with my long-time team, we can work with the employees of Alico and create a company that will be able to bring shareholder value and a strong entrepreneurial future. I thank the board for their trust and confidence in me and look forward to working with them for the future of Alico and all involved with the company.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:
John R. Alexander
Frostproof, Florida
(863) 635-5700

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.